Exhibit 5.7

Baker & McKenzie Amsterdam N.V. Attorneys at law, Tax advisors and Civil-law notaries P.O. Box 2720 1000 CS Amsterdam The Netherlands Tel: +31 20 551 7555 www.bakermckenzie.nl

Asia

Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur

Manila

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe &

Middle East

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Doha

Dusseldorf

Frankfurt / Main

Geneva

Istanbul

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

North & South

America

Bogota

Brasilia*

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre*

Rio de Janeiro*

San Diego

San Francisco

Santiago

Sao Paulo*

Tijuana

Toronto

Valencia

Washington, DC

*  Associated Firm

Willis Group Holdings Public Limited Company 51 Lime Street London EC3M 7DQ England
Ph.J.G. Steffens F.L. Tanke
8 August 2013 03279707-000001/1212734/PHS/WEB Re: Willis Netherlands Holdings B.V. Dear Sirs,

In our capacity as Dutch legal counsel (advocaten) to Willis Group Holdings Public Limited Company, we have been asked to render an opinion on matters of Dutch law in relation to Willis Netherlands Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with address Piet Heinkade 55, 1019 GM Amsterdam, the Netherlands (the “Company”), in connection with the form of indenture included as an exhibit to the Post-Effective Amendment (as defined below) (the “Indenture”) to be entered into by the Company, Willis Group Holdings Public Limited Company, Willis Investment UK Holdings Limited, TA I Limited, Willis Group Limited and Willis North America Inc. as guarantors (the “Guarantors”), Trinity Acquisition Plc as issuer and Wells Fargo Bank, National Association as trustee, which includes a guarantee of debt securities by the Guarantors (the “Guarantee”). In connection with the registration of the such debt securities, which may be issued by Trinity Acquisition Plc, and the Guarantee a Post-Effective Amendment No. 1, will be signed on the date of this opinion letter by the Guarantors and Trinity Acquisition Plc (the “Post-Effective Amendment”) in relation to a Form S-3 Registration Statement, dated 19 October 2012, signed by the Guarantors and Trinity Acquisition Plc (the “Shelf Registration Statement”).

For the purposes of this opinion, we have examined, and relied with your consent solely upon, originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document:

a) a scanned copy, received by e-mail, of the form of Indenture, including the Guarantee;

Baker & McKenzie Amsterdam N.V. has its registered office in Amsterdam, the Netherlands, and is registered with the Trade Register under number 34208804.

Baker & McKenzie Amsterdam N.V. is a member of Baker & McKenzie International, a Swiss Verein.

b)         a scanned copy, received by e-mail, of the executed Post-Effective Amendment;

c)         a scanned copy, received by e-mail, of the executed Shelf Registration Statement;

d)         a scanned copy, received by e-mail, of the written resolutions of the board of managing directors (bestuur) of the Company, dated 6 August 2013, inter alia, authorising the execution by the Company of the documents listed in the Annex thereto (the “Board Resolution”) containing among others a power of attorney granted by the Company authorising Adam Rosman and each managing director of the Company, acting individually, to execute and deliver the Opinion Document (as defined below) and do all such acts as may be ancillary thereto on behalf of the Company (the “Power of Attorney”);

e)         a scanned copy, received by e-mail, of the written resolutions of the shareholders of the Company, dated 6 August 2013, inter alia, authorising the execution by the Company of the documents listed in the Annex of the Board Resolution (the “Shareholder’s Resolution”);

f)          the deed of incorporation (akte van oprichting) of the Company dated 27 November 2009 (the “Incorporation Deed”);

g)         a fax copy of the excerpt, dated 8 August 2013, from the Commercial Register of the Chamber of Commerce for Amsterdam (the “Chamber of Commerce”) regarding the registration of the Company with the Chamber of Commerce under number 34367289 (the “Excerpt”); and

h)         a scanned copy, received by e-mail, of the shareholder register of the Company (the “Shareholder Register”).

The document under a) above is hereinafter referred to as the “Opinion Document”. The documents under a) through h) are hereinafter collectively referred to as the “Documents”.

Words importing the plural include the singular and vice versa.

Except as stated herein, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

In examining and describing the above documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:

(i)        that (a) the Incorporation Deed is a valid notarial deed (notariële akte) and that the contents thereof are correct and complete and (b) there were no defects in the incorporation of the Company (not appearing on the face of the Incorporation Deed) on the basis of which a court might dissolve the Company;

(ii)       that the articles of association of the Company as included in the Incorporation Deed (the “Articles”) are the articles of association of the Company as in force on the date hereof (although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpt);

(iii)      that the information contained in the Excerpt, the Shareholder Register, the Board Resolution and the Shareholder’s Resolution is complete, true and correct as of the date hereof;

(iv)      without independent investigation, the accuracy of the statements made (whether orally or in writing) by the officials of (i) the Chamber of Commerce, (ii) the civil registrar (civiele griffie) of the district court (arrondissementsrechtbank) of Amsterdam and (iii) the office of the bankruptcy registrar (faillissementsgriffie) of the district court of Amsterdam;

(v)       the genuineness of all signatures on all documents or on the originals thereof;

(vi)      the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents and each of the Documents accurately records all terms agreed between the parties thereto;

(vii)     the legal capacity (handelingsbekwaamheid) of all individuals who have signed the Opinion Document, the Board Resolution and the Shareholder’s Resolution or have given or will give confirmations on which we rely;

(viii)    the due compliance with all matters of the Opinion Document under any applicable law, other than Dutch law, and in any jurisdiction, other than the Netherlands, in which any obligation under the Opinion Document is to be performed;

(ix)      that since the Incorporation Deed the Company has not passed a resolution to voluntarily dissolve (ontbinden), merge (fuseren) or de-merge (splitsen) the Company; no petition has been presented nor order made by a court for the bankruptcy (faillissement) or moratorium of payment (surseance van betaling) of the Company and that the Company has not been made subject to comparable insolvency proceedings in other jurisdictions; that no receiver, trustee, administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or its assets; that the Company has not been subjected to emergency regulations (noodregeling) on the basis of the Financial Supervision Act (Wet op het financieel toezicht); that the Company has not been subjected to measures on the basis of the Financial Institutions (Special Measures) Act (Wet bijzondere maatregelen financiële ondernemingen); that no decision has been taken to dissolve (ontbinden) the Company by (a) the competent Chamber of Commerce under article 19a book 2 of the Dutch Civil Code or (b) the competent Court (rechtbank) under article 21 book 2 of the Dutch Civil Code.

Although not constituting conclusive evidence thereof, our assumption is supported by (i) the contents of the Excerpt and (ii) information obtained by telephone today from the office of the bankruptcy registrar of the court of Amsterdam. In connection herewith, we note, however, that it is possible that after our telephone call a petition is made to the office of the bankruptcy registrar of the court of Amsterdam to have the Company declared bankrupt or to grant a moratorium of payments. Such bankruptcy or moratorium of payments would have retroactive effect from 00.00 hours of this date. The Chamber of Commerce has confirmed to us that on or prior to the date hereof, (a) the Company has not filed a resolution for its voluntary liquidation (vrijwillige liquidatie) and (b) that the Chamber of Commerce is not itself taking steps to have the Company dissolved. An online search performed with the EU Insolvency Register (EU Insolventieregister) referred to in article 19b of the Bankruptcy Act maintained with the Court of first instance (Rechtbank) of The Hague showed that no insolvency procedure as referred to in article 2a of Council Regulation (EC) No. 1346/2000 (and as listed in Annex A attached thereto) is registered in respect of the Company. We have not performed any further investigation in this respect;

(x)       that the Company has neither installed a works council (ondernemingsraad) nor is it in the process of establishing a works council all as referred to in the Dutch Works Council Act (Wet op de ondernemingsraden);

(xi)      that the Board Resolution, the Shareholder’s Resolution and the Power of Attorney and any other powers of attorney used in relation to the Documents have not been revoked or amended and are in full force and effect without modification as per the date hereof;

(xii)     that the Company derives a direct or indirect corporate benefit from entering into the Opinion Document, and that the entering into the Opinion Document is in the best corporate interest of the Company and is not prejudicial to its creditors (present and future), which assumption - although not constituting conclusive evidence - is supported by a statement in the Board Resolution;

(xiii)    that nothing in this opinion is affected by the provisions of the laws of any jurisdiction other than the Netherlands;

(xiv)    that to the extent that the Documents were executed by an attorney-in-fact acting pursuant to a power of attorney issued by the Company, under the laws governing the existence and extent of the powers of such attorney-in-fact as determined pursuant to the Hague Convention on the Law Applicable to Agency, such power of attorney authorises such attorney-in-fact to bind the Company towards the other party or parties thereto;

(xv)     that none of the managing directors of the Company has a conflict of interest (in private or otherwise) which would preclude any of the managing directors of the Company from participating in the deliberations and the decision-making process concerned in accordance with Article 2:239(6) of the Dutch Civil Code, which assumption - although not constituting conclusive evidence - is supported by a statement in the Board Resolution;

(xvi)    that all parties have entered or will enter into the Opinion Document to which they are expressed to be a party from time to time for bona fide commercial reasons and on arm’s length terms;

(xvii)   that there are no supplemental terms and conditions agreed by the parties to the Documents inter se or with third parties that could affect or qualify our opinion as set out herein;

We do not express an opinion on matters of fact, commercial or accounting matters or other non-legal matters such as the ability of the parties to meet their financial or other obligations under the Opinion Document, matters of law of any jurisdiction other than the Netherlands, matters regarding data protection, tax law, anti-trust law and international law, including, without limitation, the laws of the European Union, except to the extent the laws of the European Union (but not including anti-trust and tax law) have direct force and effect in the Netherlands.

We have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as to facts set out in the Documents and in any other document on which we have relied in giving this opinion and for the purpose of this opinion, we have assumed that such facts are correct. We do not express any opinion on the validity or enforceability of the Opinion Document.

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant, and subject to the qualifications listed below, we are of the opinion that:

1.         The Company is a corporation duly incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and is validly existing and since the Company has not been dissolved, is not in liquidation, has not merged nor demerged as a result of which the Company ceased to exist, has not been declared bankrupt and has not been granted suspension of payments, it may be considered in good standing (an expression, however, which has no recognised meaning under Netherlands law).

2.         The Company has the necessary corporate capacity to enter into and perform the Opinion Document and has taken all necessary corporate actions to authorise the execution, delivery and performance of the Opinion Document.

The opinions expressed above are subject to the following qualifications:

(i)         The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio pauliana), reorganisation, moratorium of payment (surseance van betaling), the Financial Transactions Emergency Act (Noodwet Financieel verkeer), the emergency regulations (noodregeling) on the basis of the Financial Supervision Act (Wet op het financieel toezicht), measures on the basis of the Financial Institutions (Special Measures) Act (Wet bijzondere maatregelen financiële ondernemingen) and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(ii)       Under Dutch law, to the extent it applies, the rights and obligations of the parties to the Opinion Document are subject to (a) the principle of reasonableness and fairness (redelijkheid en billijkheid), which under Dutch law governs the relationship between the parties to a contract and which, in certain circumstances, may limit or preclude the reliance on, or enforcement of, contractual terms and provisions, and (b) the general defenses available to debtors under Dutch law in respect of the validity, binding effect and enforceability of an agreement. In particular, an agreement may be voided by the courts of the Netherlands if it was made through undue influence (misbruik van omstandigheden), fraud (bedrog), threat (bedreiging) or error (dwaling) of any of the parties to such agreement.

(iii)      Article 2:7 of the Dutch Civil Code entitles companies to invoke the nullity of a legal act (ultra vires) if such legal act (rechtshandeling) cannot serve to realise the objects of such company and the other parties thereto knew, or should have known without an investigation of their own (wist of zonder eigen onderzoek moest weten), that such objects have been exceeded. The nullity can only be invoked by the company itself (or the trustee (curator) in bankruptcy) if the aforementioned requirements are met, not by the other parties involved.

The Supreme Court of the Netherlands (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a company have been exceeded, the description of the object clause in the articles of association of the company alone is not decisive, but that all circumstances have to be taken into account, in particular whether the interests of the company were served by the transaction.

Most authoritative legal writers agree that acts of a company which are (a) within the objects clause as contained in the articles of association of the company and (b) in the actual interest of the company in the sense that such acts are conducive to the realisation of the objects of the company as laid down in its articles of association, do not exceed the objects of the company and therefore are not subject to nullification pursuant to Article 2:7 of the Dutch Civil Code, which view is supported by the Dutch Supreme Court.

In practice, the concept of ultra vires has rarely been applied in court decisions in the Netherlands. Only under exceptional circumstances have transactions been considered to be ultra vires and consequently have been annulled. Nullification of a transaction can result in (internal) liability of the managing directors toward the legal entity.

(iv)      The Excerpt may not completely and accurately reflect the corporate status and position of the Company insofar as there may be a delay between the taking of a corporate action and the filing of the necessary documentation at the Chamber of Commerce and a further delay between such filing and an entry appearing on the file of the Company at the Chamber of Commerce.

(v)       It should be noted in connection with the opinion under 2. that under Dutch law there is no concept of the delivery of documents which determines the validity and/or binding effect of executed documents.

(vi)      Powers of attorney terminate (1) by revocation (herroeping) by the person issuing any such power of attorney (the “Principal”), (2) notice of termination (opzegging) given by the attorney appointed under such power of attorney (the “Attorney”), or (3) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy (faillissement) of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Attorney unless otherwise provided or (b) the Principal.

Notwithstanding the generality of the previous paragraph, an Attorney maintains his powers in certain urgent cases during one year after the death of, or the commencement of legal guardianship over the Principal or a notice of termination by the Attorney.

Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts (rechtshandelingen) which are in the interest of the Attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

In the event the Principal is granted a moratorium of payments (surseance van betaling), a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).

Any appointment of a process agent is subject to the rules set forth in the qualifications set forth above and to the requirement that there should be a reasonable and balanced interest for each party to the appointment.

(vii)     Insofar as the laws of the Netherlands are concerned the courts of the Netherlands have the discretion to decrease the amount of contractually agreed damages, indemnities or penalties which they regard as manifestly excessive.

This opinion letter:

a)         expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by the laws of the Netherlands and be brought before a Dutch court;

b)         speaks as of the date stated above;

c)         is addressed to you and is solely for your benefit; and

d)         may not be disclosed to or be relied upon by any other person, company, enterprise or institution other than you and, for disclosure on a non-reliance basis only, your legal advisors.

The foregoing opinions are limited in all respects to and are to be construed and interpreted in accordance with the laws of the Netherlands as they stand at today’s date and as they are presently interpreted under published authoritative case law as at present in effect.

This opinion is solely rendered by Baker & McKenzie Amsterdam N.V., and Baker & McKenzie Amsterdam N.V., with the exclusion of any of its officers, employees, legal professionals and affiliates, is the sole entity responsible for this opinion. Any liability of Baker & McKenzie Amsterdam N.V. pursuant to this opinion shall be limited to the amount covered by its liability insurance.

In issuing this opinion we do not assume any obligations to notify or to inform you of any developments subsequent to its date might render its contents untrue or inaccurate in whole or in part of such time.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed herein.

Yours sincerely,

Baker & McKenzie Amsterdam N.V.

/s/ Ph.J.G. Steffens	/s/ F.L. Tanke